Exhibit 10.1

PREFERRED INTEREST PURCHASE AGREEMENT

PREFERRED INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of August 27, 2020 (the “Purchase Agreement Effective Time”), by and between GLOBAL INDEMNITY GROUP, LLC, a Delaware limited liability company (the “Company”), and WYNCOTE LLC, a Nevada limited liability company (the “Purchaser” and, together with the Company, each, a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, on June 26, 2020, Global Indemnity Limited, a Cayman Islands exempted company limited by shares (“GI Cayman”), filed a petition with the Grand Court of the Cayman Islands (the “Cayman Court”), seeking the Cayman Court’s sanction of a proposed scheme of arrangement and amalgamation, pursuant to which, at the effective time thereof, GI Cayman will merge with and into New CayCo, a Cayman Islands exempted company with limited liability (“New CayCo”) and a wholly owned subsidiary of the Company, with New CayCo continuing as the surviving entity of the merger, and, in consideration therefor, the existing shares of GI Cayman will be cancelled and the Company will issue common shares of the Company to the holders of GI Cayman ordinary shares immediately prior to the merger as set forth therein, and pursuant to the scheme of arrangement and amalgamation, GI Cayman will be dissolved (collectively, the “Scheme of Arrangement”), such that, upon the Scheme of Arrangement becoming effective, the existing shareholders of GI Cayman will become shareholders of the Company;

WHEREAS, as of the date hereof, GI Cayman is the sole member of the Company and GI Cayman, as sole member of the Company, is party to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 16, 2020 (the “First A&R LLC Agreement”);

WHEREAS, each of the Board of Directors of GI Cayman (the “Board”) and the Audit Committee of the Board has determined that it would be in the best interests of the shareholders of the Company following the effective time of the Scheme of Arrangement (the “Scheme Effective Time”) for the Company to be treated as a partnership for U.S. federal income tax purposes prior to the Scheme Effective Time, and GI Cayman, in its capacity as the sole member of the Company, has adopted that certain Interest Designation in connection therewith (the “Interest Designation”), pursuant to which the Company authorized the issuance, prior to the Scheme Effective Time, for fair value of approximately one percent (1%) of the value of the issued and outstanding limited liability company interests of the Company (calculated assuming the effectiveness of the Scheme of Arrangement and the transactions contemplated thereby) as Series A Cumulative Fixed Rate Perpetual Preferred Interests;

WHEREAS, pursuant to the Scheme of Arrangement, at the Scheme Effective Time (i) the First A&R LLC Agreement shall be amended and restated in the form of the Second Amended and Restated Limited Liability Company Agreement of the Company to govern the affairs of the Company and the conduct of its business from and after the Scheme Effective Time (the “Second A&R LLC Agreement”), and (ii) the Interest Designation shall be amended and restated in the form of that certain Share Designation that sets forth the designation, rights, preferences, powers, duties, restrictions, limitations and obligations of the Series A Cumulative Fixed Rate Perpetual Preferred Interests from and after the Scheme Effective Time (the “Share Designation”);

WHEREAS, following the Scheme Effective Time, all of the issued and outstanding Series A Cumulative Fixed Rate Perpetual Preferred Interests shall remain outstanding, unaffected by the Scheme of Arrangement, except as set forth in the Second A&R LLC Agreement and the Share Designation; and

WHEREAS, the Purchaser desires to subscribe for and acquire from the Company, and the Company desires to issue and sell to the Purchaser, 4,000 Series A Cumulative Fixed Rate Perpetual Preferred Interests, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in order to implement the foregoing, and in consideration of the mutual agreements contained herein, the Parties hereto agree as follows:

1. Subscription for and Purchase of the Series A Preferred Interests.

1.1 Purchase of the Series A Preferred Interests. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby subscribes for and purchases from the Company, and the Company hereby issues and sells to the Purchaser, 4,000 Series A Cumulative Fixed Rate Perpetual Preferred Interests (the “Series A Preferred Interests”), at a price of U.S. $1,000.00 per Series A Preferred Interest, for the aggregate amount of U.S. $4,000,000 (the “Purchase Price”), effective as of the Purchase Agreement Effective Time.

1.2 Payment of Purchase Price. The entire Purchase Price shall be paid by the Purchaser to the Company on the date hereof in cash in immediately available funds to an account designated by the Company.

1.3 Terms of the Series A Preferred Interests. The Series A Preferred Interests are limited liability company interests of the Company pursuant to the Delaware Limited Liability Company Act (together with any successor statute, and as amended from time to time, the “Act”), and are subject, as of the Purchase Agreement Effective Time, to the terms and conditions set forth in the Interest Designation and the First A&R LLC Agreement and, from and after the Scheme Effective Time, the Share Designation and the Second A&R LLC Agreement. The Purchaser hereby acknowledges receipt of (i) the First A&R LLC Agreement, (ii) the Interest Designation, (iii) the Scheme of Arrangement, (iv) the form of Second A&R LLC Agreement and (v) the form of Share Designation, and in the case of the form of Second A&R LLC Agreement and the form of

Share Designation, the Purchaser acknowledges and agrees that each is contemplated to take effect at the effective time as set forth therein. The Purchaser agrees to be bound by (i) the First A&R LLC Agreement (including, without limitation, all of the terms, restrictions, requirements and limitations set forth therein) as a “Member” thereunder and the Interest Designation as a holder of Series A Preferred Interests and, (ii) if and to the extent effective, the Second A&R LLC Agreement (including, without limitation, all of the terms restrictions, requirements and limitations set forth therein) as a “Shareholder” thereunder and the Share Designation as a holder of Series A Preferred Shares (as defined therein). The Purchaser hereby consents to the adoption of the Second A&R LLC Agreement and the Share Designation for all purposes of the Act, the First A&R LLC Agreement and the Interest Designation.

1.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Series A Preferred Interests pursuant to this Agreement for general corporate purposes, including investment in securities or investment in the operations and growth of the Company’s and its subsidiaries’ current and future businesses.

1.5 Registration Rights. The Series A Preferred Interests will not initially be registered or listed securities. If the Series A Preferred Interests have not been redeemed pursuant to the terms of the Share Designation on the date that is five years after the date hereof and the Company is then subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, then the Company and the holders of the Series A Preferred Interests will negotiate in good faith and enter into a registration rights agreement that includes customary demand and piggyback rights in respect of the Series A Preferred Interests.

2. Investment Representations and Warranties.

2.1 The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada.

2.2 The Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the purchase of the Series A Preferred Interests from the Company in accordance with the terms hereof. The execution and delivery by the Purchaser of this Agreement, and the performance by the Purchaser of its obligations hereunder, and the consummation of the transactions contemplated hereby, including the purchase of the Series A Preferred Interests from the Company in accordance with the terms hereof have been duly authorized by all necessary limited liability company action on behalf of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

2.3 Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or lapse of time or both) (i) conflict with or breach any provision of the Purchaser’s organizational documents, (ii) violate, in any material respect, any law, rule or regulation by which the Purchaser or any of its assets may be bound or affected or (iii) conflict with, in any material respect, or result in a material default under any contract or other agreement to which the Purchaser is a party or by which it or any of its assets may be bound or affected.

2.4 The Purchaser is acquiring the Series A Preferred Interests pursuant to this Agreement for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

2.5 The Purchaser understands that the Series A Preferred Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration thereunder.

2.6 The Purchaser understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions and may not ever be available, and that, if applicable, Rule 144 may afford a basis for sales only under certain circumstances and only in limited amounts.

2.7 The Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

2.8 The Purchaser and its counsel have had a reasonable time prior to the date hereof to review the Scheme of Arrangement, the First A&R LLC Agreement, the Interest Designation, the Second A&R LLC Agreement, the Share Designation, that certain Definitive Proxy Statement of GI Cayman filed on July 23, 2020 pursuant to Section 14(a) of the Securities Exchange Act of 1934 for the Special Scheme Meeting and the Extraordinary General Meeting of the Holders of GI Cayman A Ordinary Shares and B Ordinary Shares to be held on August 25, 2020 (the “Proxy Statement”) and other relevant information provided by the Company, to ask questions and receive answers concerning the terms and conditions of the issuance, purchase and sale of the Series A Preferred Interests pursuant to this Agreement, to discuss the terms and conditions under which its investment in the Company is made, and to obtain any additional information that the Company possessed or could acquire without unreasonable effort or expense. The Purchaser has such knowledge and experience in business and financial matters and with respect to investments in securities as to enable the Purchaser to understand and evaluate the risks of such investment and form an investment decision with respect thereto. The Purchaser has relied only on its own tax advisor, and not the Company or any of its advisors, with respect to the federal, state, local, foreign and other tax consequences arising from the Purchaser’s purchase, ownership and disposition of the Series A Preferred Interests.

2.9 The Purchaser (a) has been advised and understands that no public market now exists for the Series A Preferred Interests and that a public market may never exist for the Series A Preferred Interests, (b) has no need for liquidity in its investment in the Company, (c) is able to bear the economic risk of such investment for an indefinite period and to afford a complete loss thereof, and (d) understands all of the risks associated with the acquisition of Series A Preferred Interests.

2.10 The Purchaser acknowledges and agrees that the Series A Preferred Interests purchased by it pursuant to this Agreement are subject to restrictions on transfer under the provisions of the First A&R LLC Agreement (as the same may be amended, restated or otherwise modified from time to time, including by the Interest Designation, the Second A&R LLC Agreement and the Share Designation), the Securities Act and applicable state securities laws and may not be resold in violation thereof. The Company shall make a notation regarding the restrictions on transfer of the Series A Preferred Interests pursuant to this Agreement in its books, and such Series A Preferred Interests shall be transferred on the books of the Company only pursuant to and in compliance with the provisions of the First A&R LLC Agreement (as the same may be amended, restated or otherwise modified from time to time, including by the Interest Designation, the Second A&R LLC Agreement and the Share Designation), the Securities Act and applicable state securities laws.

3. Company Representations and Warranties.

3.1 The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

3.2 The Company has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance and sale of the Series A Preferred Interests to the Purchaser in accordance with the terms hereof. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby, including the sale of the Series A Preferred Interests to the Purchaser in accordance with the terms hereof have been duly authorized by all necessary limited liability company action on behalf of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or lapse of time or both) (i) conflict with or breach any provision of the Company’s organizational documents, (ii) violate, in any material respect, any law, rule or regulation by which the Company or any of its assets may be bound or affected or (iii) conflict with, in any material respect, or result in a material default under any contract or other agreement to which the Company is a party or by which it or any of its assets may be bound or affected.

3.4 The Series A Preferred Interests, when issued and delivered to the Purchaser pursuant to this Agreement, (i) will have been validly issued and will be fully paid and nonassessable and (ii) will not have been issued in violation of any preemptive or other similar rights of any person. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 2 of this Agreement, the issuance and sale of the Series A Preferred Interests to the Purchaser pursuant to this Agreement is exempt from registration requirements under the Securities Act.

4. Non-Reliance; Independent Investigation. Each of the Purchaser and the Company hereby acknowledges and agrees, and represents and warrants to the other Party, that it is a sophisticated Purchaser or, with respect to the Company, issuer and seller, as applicable, with respect to the transactions contemplated by this Agreement, and has such information as it deems appropriate under the circumstances concerning the business and financial condition of the Company, GI Cayman, New CayCo, the Scheme of Arrangement, the other transactions contemplated by the Proxy Statement, and the Series A Preferred Interests to make an informed decision regarding the issuance and sale or purchase, as applicable, of the Series A Preferred Interests. Each of the Purchaser and the Company further hereby agrees that it has independently made its own analysis and decision to enter into the transactions contemplated by this Agreement based on such information as it has deemed appropriate under the circumstances and without reliance on the other Party, except as expressly set forth herein. Without limiting the generality of the foregoing, the Purchaser and the Company acknowledge and agree that the other Party makes no representations or warranties as to the Company, the Series A Preferred Interests or the transactions contemplated hereby, other than as expressly set forth in this Agreement, and that such Party is not relying on any representation or warranty other than those expressly set forth in this Agreement

5. Miscellaneous.

5.1 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

5.2 Amendment. This Agreement may be amended only by a written instrument signed by the Company and the Purchaser.

5.3 Applicable Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

5.4 Waiver of Jury Trial. Each of the Parties hereto hereby waives, and agrees to cause its Affiliates to waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement or any of the transactions contemplated hereby, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each of the Parties hereto hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the Parties hereto may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

5.5 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto that form a part hereof contain the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter.

5.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.7 Specific Performance. Each Party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party hereto irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Parties at law or in equity.

5.8 Further Assurances. Each Party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

5.9 Descriptive Headings; Definitions. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. As used in this Agreement, (a) “$” means the lawful currency of the United States of America and (b) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

THE COMPANY:

GLOBAL INDEMNITY GROUP, LLC

By:	/s/ Thomas M. McGeehan
Name: Thomas M. McGeehan
Title: Chief Financial Officer

THE PURCHASER:

WYNCOTE LLC

By:	/s/ Saul Fox
Name: Saul Fox
Title: President